Consent of Independent Accountants

     We hereby consent to the incorporation by reference to the Prospectus and Statement of Additional Information constituting parts of this Post- Effective Amendment No. 37 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 8, 1997, relating to the financial statements and financial highlights appearing in the August 31, 1997 Annual Report to Shareholders of INVESCO Income Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
-------------------------
PRICE WATERHOUSE LLP

Denver, Colorado
October 28, 1997